Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

EZCORP, Inc.
Rollingwood, Texas

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-202626), Form S-8 (No. 333-221996) Form S-8 (No. 333-215294), Form S-8 (No. 333-210647), Form S-8 (No. 333-209088), Form S-8 (No. 333-202628), Form S-8 (No. 333-191677), and Form S-8 (No. 333-228618) of our reports dated December 14, 2020, relating to the consolidated financial statements, and the effectiveness of EZCORP, Inc.’s internal control over financial reporting, which appears in this Annual Report on Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of September 30, 2019

/s/ BDO USA, LLP
Dallas, Texas

December 14, 2020